Exhibit 99.2

PR/IR INQUIRIES:
Charles Messman
Investor Relations
(949) 362-2306
IR@smithmicro.com

Smith Micro Completes Concurrent Equity Offerings Raising $6.9 Million
Founder and CEO Bill Smith Leads with $3.0 Million Investment
PITTSBURGH, PA October 3, 2024 – Smith Micro Software, Inc. (the “Company” or “Smith Micro”) (NASDAQ: SMSI) today announced the completion of investments in Company securities in two offerings: a registered offering with certain institutional and accredited investors and an unregistered offering with the Company’s chief executive officer. Both offerings were priced based on the market value of the offered securities as of the time of signing the purchase agreements, and the gross proceeds of the two offerings is $6.9 million, including the investment of $3.0 million made by the Company’s chief executive officer.
Registered Offering
The Company has completed its offering of 3,321,881 registered shares of its common stock (together with accompanying unregistered warrants) at a price of $1.165 per share to certain institutional and accredited investors pursuant to a definitive agreement with the investors (the “Registered Offering”). The holders of the warrants will be able to purchase up to an aggregate of 3,321,881 shares of the Company’s common stock at an exercise price of $1.04 per share. The warrants were issued to the investors in a private placement and will become exercisable following the six-month anniversary of the closing date for the Registered Offering transaction and will expire on the date that is five and one-half years after the closing date of the Registered Offering. The Registered Offering resulted in gross proceeds to the Company of approximately $3.87 million prior to transaction expenses.
Private Placement
Concurrently, the investment in Company securities by the Company’s chief executive officer by means of a private placement of 2,575,107 unregistered shares of the Company’s common stock (together with unregistered warrants to purchase an equal number of shares), at a purchase price of $1.165 per share, which represents the market value of the securities as of the signing of the definitive purchase agreement for the transaction (the “Private Placement”) has been completed.

Each warrant issued pursuant to the Private Placement is exercisable for one share of common stock at an exercise price of $1.04 per share. The warrants will become exercisable six months after they are issued and will expire five years thereafter; provided, however, that the warrants will not be exercisable if such exercise would cause the holder’s ownership of Company common stock to exceed 19.99%, unless and until the transaction is approved by Company stockholders in accordance with NASDAQ Listing Rule 5635(b).
The Private Placement resulted in gross proceeds to the Company of approximately $3.0 million prior to transaction expenses.
Smith Micro intends to use the net proceeds from both the Registered Offering and the Private Placement transaction for working capital and general corporate purposes. Buchanan Ingersoll & Rooney PC served as legal counsel to the Company.
A shelf registration statement on Form S-3, File No. 333-264667, relating to the Registered Offering of the shares of common stock described above was filed with the Securities and Exchange Commission (“SEC”) and declared effective on May 12, 2022.  A prospectus supplement describing the terms of the Registered Offering and the accompanying base prospectus have been filed with the SEC and are available for free on the SEC’s website located at http://www.sec.gov. The offering of the securities in the Registered Offering may be made only by means of a prospectus. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained by contacting: Smith Micro Software, Inc., 5800 Corporate Drive, Pittsburgh, PA 15237 Attn: Investor Relations, telephone: 412-837-5300, or by email at ir@smithmicro.com.
The common stock issued in the Private Placement transaction and the warrants for the Registered Offering and Private Placement transaction were offered and sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Accordingly, the privately placed shares, all warrants and underlying shares of common stock issuable upon exercise of the warrants issued in both the Registered Offering and Private Placement transaction may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock issued in the Private Placement transaction, and the shares of common stock issuable upon exercise of the warrants issued in connection with the Registered Offering and the Private Placement transaction.
This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Smith Micro Software, Inc.
Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers around the world. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. The Smith Micro portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, optimizing retail content display and performing analytics on any product set. For more information, visit www.smithmicro.com.
Forward-Looking Statements
Certain statements in this release are forward-looking statements regarding future events or results, including statements related to the Company’s market and other conditions; the ability of the Company to satisfy all conditions precedent to the second closing of the Private Placement; the ability of the Company to satisfy its post-closing obligations in connection with the offerings; the anticipated use of proceeds from the offerings; and other statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “may,” “will” and other similar expressions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including risks and uncertainties related to completion of the Private Placement on the anticipated terms or at all; market conditions, risks that the second closing of the Private Placement may not occur, the satisfaction of offering-related contractual post-closing obligations in connection with the offerings, and the use of proceeds from the offerings. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.